Exhibit 99.1

Contact:	Investors/Analysts Tiffany Louder Alliance Data 214-494-3048 Tiffany.Louder@AllianceData.com Media Shelley Whiddon Alliance Data 214-494-3811 Shelley.Whiddon@AllianceData.com

ALLIANCE DATA INCREASES LIQUIDITY BY $600.0 MILLION
Upsized deal provides long-term liquidity at historically low rates
DALLAS, July 30, 2014 — Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, announced today that the Company increased liquidity at the corporate level through the issuance of $600.0 million aggregate principal amount of 5.375% senior notes due 2022.
The net proceeds will be used to repay existing debt outstanding under the Company's revolving credit facility. The joint book-running managers for the offering were Wells Fargo Securities, BofA Merrill Lynch, J.P. Morgan, RBC Capital Markets, Fifth Third Securities, and SunTrust Robinson Humphrey.
Charles Horn, chief financial officer of Alliance Data, said, "The completion of this senior unsecured offering provides increased liquidity to execute our company's growth strategy while maintaining a net debt to adjusted EBITDA ratio of less than 2.0x."
The Company offered and sold the senior notes to certain initial purchasers named in the purchase agreement (the "Initial Purchasers") previously filed by the Company in a Current Report on Form 8-K in reliance on the exemption from registration requirements provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"). The Initial Purchasers then sold the senior notes in the United States to qualified institutional buyers pursuant to the exemption from registration requirements provided by Rule 144A under the Securities Act and to certain non-U.S. persons in offshore transactions in accordance with Regulation S under the Securities Act. The senior notes have not been, and will not be, registered under the Securities Act or any state securities laws and may not be offered or sold without registration unless pursuant to an exemption from, or in a transaction not subject to, such registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security, and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Use of Non-GAAP Financial Measures

In addition to financial measures presented in accordance with generally accepted accounting principles in the United States, or GAAP, the Company presents financial measures that are non-GAAP measures.  Adjusted EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable financial measure based on GAAP, plus stock compensation expense, provision for income taxes, interest expense, net, depreciation and other amortization and amortization of purchased intangibles.  The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company's reported GAAP results, provide useful information to investors regarding the Company's performance and overall results of operations. These metrics are an integral part of the Company's internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. The financial measures presented are consistent with the Company's historical financial reporting practices. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

About Alliance Data
Alliance Data® (NYSE: ADS) and its combined businesses is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 company headquartered in Dallas, Alliance Data and its three businesses employ approximately 12,000 associates at more than 80 locations worldwide. Alliance Data was named to FORTUNE magazine's 2014 list of World's Most Admired Companies.

Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program. For more information about the company, visit our website, www.alliancedata.com, or follow us on Twitter via @AllianceData.
Alliance Data's Safe Harbor Statement/Forward Looking Statement
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," " continue," "could," "estimate," "expect," "intend," "predict," "project," "would" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, pending acquisition, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.